EXHIBIT 10.19

                         PROGRAMMING INCLUSION AGREEMENT

         This Programming Inclusion Agreement ("Agreement") is entered into as of March 2, 2000 by and between Fifth Avenue Channel, a Florida corporation ("FAC") and America's Voice, Inc., the owner and distributor of America's Voice(TM) ("Network").

         WHEREAS, FAC produces financial news and information programming for distribution via television; and,

         WHEREAS, FAC wishes to include some of it's programming as a portion of the programming currently distributed by Network, subject to all terms, restrictions, provisions and/or conditions applicable to the operating procedures of Network including, without limitation, those imposed on Network by its various distribution sources; and,

         WHEREAS, Network, subject to the terms and conditions of this Agreement, is willing to include certain FAC programming within the distribution of its Network Programming.

         NOW THEREFORE, in consideration of die mutual covenants, conditions and agreements set forth herein, it is agreed as follows:

         1. DEFINITIONS.

         For purposes of this Agreement, the following definitions shall apply:

            1.1 "FAC Programming" means television programming presented by FAC to Network's facility for inclusion with Network's programming and which will consist exclusively of programs from FAC. All FAC programming presented hereunder is strictly limited to the principal audio and video signal of that specifically defined herein and at no time, regardless of the circumstances, will FAC attempt to present any other programming for inclusion by Network throughout the Term of this Agreement.

            1.2 "Network Programming" means programming distributed by Network within the United States, -its territories and possessions; provided, however, it is understood and agreed that satellite distribution contained within the Network Distribution will spill over outside or beyond such geographic boundaries (e.g., into Canada and Mexico) and such spillover, in and of itself, does not and shall not violate this Agreement.

            1.3 "Network Distribution" means the various sources, by which
                Network does or may distribute Network Programming.

            1.4 "Party" will mean a named party to this Agreement, its agents, employees, officers, directors, successors and assigns.

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            1.5 "Subscriber" is any person, entity and/or location, including.
                without limitation, residences, commercial establishments and non-residential buildings, and the individual lodging rooms of hotels, motels, dormitories, hospitals, and nursing homes, who receive Network Programming as a result of the Network Distribution. Except as set forth herein, neither Network nor the Agency of Record makes any representations or warranties with respect to a total number of present or future Subscribers, or the number of residential., commercial or other non-residential Subscribers. As of the date hereof, Network hits represented its current Subscriber Count as detailed in the attached Exhibit A. FAC understands and accepts that Subscriber counts, or any other real number reference to Subscribers is an approximation and subject to change.

            1.6 "Term- shall mean a period of five (5) years commencing March 6,
                2000 and continuing through March 5, 2005.

            1.7 "Agency of Record" shall mean Turner Group, Inc.

            1.8 "Promotional Announcement" shall mean an announcement of 10 seconds in duration promoting FAC or FAC Programming for insertion in Network Programming.

            1.9 Subject to the terms and conditions of this Agreement, FAC
                Programming will be inserted into the Network Programming between the hours of 10:00 am ET and 12:00 pm (noon) ET, Mondays through Fridays contained within March 6, 2000 through April 15 2000. On or before April 160', 2000, FAC Programming inclusion within the Network Programming will increase to between the hours of 6:00 am ET and 6:00 pm ET, Mondays through Fridays throughout the Term, or any modification thereof. ("Scheduled Time")

         2. DELIVERY AND INCLUSION OF FAC PROGRAMMING

            2.1 FAC warrants the absolute and undisputed right to distribute, transmit or otherwise display FAC Programming and hereby grants to Network and Network accepts the right, to distribute, exhibit or otherwise display FAC Programming before Subscribers throughout the Term, or any extension thereof. At all times, regardless of the circumstances, FAC shall remain solely liable for the FAC Programming, including, without limitation, production, content and delivery of such to Network. FAC shall indemnify, defend and hold both Network and the Agency of Record harmless from and against any and all claims, liability, loss or expense relating to or arising from tile FAC Programming or the inclusion of FAC Programming by Network. FAC shall secure in advance all right--., licenses, permissions, releases, and consents (including without limitation, all those pertaining to copyright, trademark, and music performance and


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                synchronization rights) necessary and appropriate for
                distribution of FAC Programming in accordance with the terms of this Agreement.

            2.2 FAC, at it sole cost and expense, shall deliver FAC Programming via domestic communications satellite GE1 Transponder 5 or any other mutually acceptable satellite delivery system to Network. Network has. advised FAC that Network will require specific digital reception equipment to successfully receive FAC Programming for inclusion of FAC Programming with Network Programming distributed to Subscribers. FAC has agreed to provide Network with any and all such equipment necessary to receive and/or decompress, the FAC Programming signal, solely at FAC's own risk and expense, including without limitation, the initial cost of equipment, shipping expenses, and any cost(s) for maintenance and/or repair. Equipment provided by FAC pursuant to this Agreement is and shall remain the property of FAC and. within sixty (60) days of the date of expiration of the Term will be returned to FAC, as directed by FAC at FAC's expense. The Parties understand and agree that material revision to the manner in which FAC delivers FAC Programming to Network will not be permitted without (he advance written consent of Network. In no event., other titan a Force Majeure Event, shall FACS failure to deliver FAC Programming to Network relieve FAC of it; payment obligations under this Agreement.

            2.3 Subject to the terms and conditions of this Agreement, Network shall use commercially reasonable efforts to insert FAC Programming into Network Programming for display or FAC Programming before Subscribers during the Scheduled Time, throughout the Term; provided that FAC Programming is and continues to be transmitted in free access mode throughout the Term of this Agreement. Network shall have no obligation to include FAC Programming if FAC Programming is scrambled, or if access to FAC Programming is otherwise restricted in any way. Network shall not have any obligation to include all or any portion of the FAC Programming if FAC fails to make payment in compliance with this Agreement. Network shall have the absolute right to refuse to include or to continue to include any part of the FAC Programming that Network reasonably determines contains programming or material which is inappropriate, undesirable, or negatively impacts Network or its Affiliates in any tangible or intangible manner. FAC acknowledges and agrees that Network has no obligation to include all or any part of the FAC Programming which is now. or at any time hereafter may be, prohibited under applicable local, state or federal laws or regulations, including without limitation statutes, laws, rules, regulations or orders enforced, administered, promulgated or pronounced by the Federal Communications Commission ("FCC").

            2.4 FAC understands mid agrees that Network may edit and/or delete all or any portion of the FAC Programming necessary to ensure that FAC


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                Programming will comply with any and all technical standards applicable to all Network Programming, including but not limited to Network's standard commercial insertion format and related Que. tones. Network may pre-empt FAC Programming, in its discretion, for inclusion or national public emergency information, the relay of breaking national news information and/or insertion of a maximum of sixty (60) promotional or other commercial spot(s) per week promoting Network or Network Programming. Further, Network may pre-empt FAC Programming if and when required by the FCC or any other governing body with jurisdiction over the display of Network Programming and/or during any Force Majeure Event.

            2.5 FAC Programming will be listed as the program information displayed in any electronic programming guide providing program information space to Network during the Scheduled Time.

            2.6 Throughout the Term, Network will cooperate in the promotion of
                FAC programming by including sixty (60) Promotional Announcements per week, scheduled at Network's discretion. Such promotional Announcements will (a) be produced and provided by FAC., solely at its own expense, in the format specified by Network, (b) comply with all Network Programming requirements and/or FAC Programming requirements, including but not limited to that warranted in Section 4.2 infra; (c) will be delivered to Network at least ten (10) days prior to the proposed date the Promotional Announcement(s) are to be included in Network Programming, and (d) be subject to approval by Network prior to inclusion in any Network Programming. Network shall have no obligation to include Promotional Announcements unless and until such time as FAC provides Promotional Announcements in accordance with the terms and conditions of this Agreement. In addition to the inclusion of Promotional Announcements, if provided by FAC, and in an effort to further promote FAC Programming, Network will also make available one (1) bonus hour each Sunday through out the Term between 9:00 pm ET and 9:00 pm FT for inclusion of FAC Programming.

         3. FEES & REPORTS.

            3.1 For the programming inclusion services set forth in Section 2.3 above, PAC shall pay to the Agency of Record on a monthly basis an Annual Fee in the amount of one million nine hundred and twenty thousand dollars ($1,920,000.00) per year throughout the Term of the contract.

                3.1.1 (example) Compute the average hourly rate for the
                      applicable month by dividing the Annual Fee by 3,120 (the number of hours during the Scheduled Time in a. year) (e-g. [1,920,000.00/ 3,120]= $615.38; then

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                3.1.2 Compute the gross monthly fee by multiplying the average hourly rate by the total number of hours of Scheduled Time in the related month; mid

                3.1.3 For each hour of time in the Scheduled Time during which
                      Network pre-empts or otherwise does not include FAC Programming (including as a result of it Force Majeure Event), the gross monthly fee shall be reduced by an amount equal to the average hourly rate determined above. Partial hours shall be rounded-to the nearest whole hour. The result shall be the Monthly Fee, which shall be due and payable to the Agency of Record as set forth in
                      Section 3.2, below.

            3.2 Not later than five (5) business days prior to the beginning of each month (the "Due Date") during the Term, FAC shall pay to tile Agency of Record in U.S. Dollars via wire transfer an advanced payment for inclusion of; (1) $75.000 for the first month of inclusion, (2) $115,000.00 for the second month of inclusion and (3) $160,000.00 for die third and each succeeding month of inclusion throughout the Term (e.g. for inclusion of FAC Programming starting on March 6th a wire transfer will be received by the Agency of Record for $75,000.00 contemporaneously to execution of this Agreement by FAC, by tile 27th of March a wire transfer for $115,000.00 will be received by the Agency of Record for inclusion in April; by April 24th a wire transfer will be received by the Agency of Record for $160,000.00 for inclusion in May and so on for each succeeding month through out the Term. A Statement of Performance for March actual billing will be issued by Network by the 15th of April from which FAC will pay the difference of the actual billing for March mid the pre-paid amount of $75,000, then a Statement of Performance for April will be issued by Network by the 15th of May from which FAC will pay the difference of the actual billing for April and the pre-paid amount of $115,000.00, and then a Statement of Performance for May will be issued by the Network by the 15th of June from which FAC will pay the difference of the actual billing for May and tile pre-paid amount of $160,000.00; this will then be the procedure for each coming month throughout the Term.)

            3.3 Each month, Network shall submit a Statement of Performance to
                FAC and the Agency of Record by the fifteenth (15th) day of the month, which details for the previous month the days and times the FAC Programming was included with die Network Programming in accordance with section 2.3 above.

            3.4 Upon receipt of the Statement of Performance, FAC shall calculate the Monthly Fee for the month detailed in the Statement of Performance and remit such fee (less the applicable advanced payment) to the Agency of Record not later than the 20th of each month, the Due Date. If the


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                Monthly Fee is less than the applicable advanced payment,
                Network will apply a transmission credit against the next advanced payment.

            3.5 If any payment due under this Agreement is not received by the
                Agency of Record in full on the Due Date(s), then such overdue amount shall be subject to an interest charge at the rate of 1.5% per month until the date payment is actually received. Acceptance of any such interest charge paid by FAC shall in no event constitute a waiver by Network of any default with respect to such overdue amount.

            3.6 Within a timely manner, Agency of Record shall promptly disburse
                93.75/o of any and all payments received from FAC directly to Network. At no time, regardless of the circumstances is Agency of Record liable to make any payment(s) to Network not previously received from FAC. The sole obligation of the Agency of Record pursuant to. this Agreement is strictly limited to the timely processing of payment(s) received by FAC.

            3.7 "Neither Network nor the Agency of Record shall have any responsibility or assume any liability for the determination, calculations, collection and remittance to proper taxing authorities of any sales, use, or other taxes related to arising out of the FAC Programming. Any and all taxes or fees due in connection with or levied upon FAC Programming are the solo and absolute responsibility of FAC.

            3.8 Except as set forth in paragraph 3.4 above, in no event shall
                FAC offset any amounts due Network or any of its Affiliates from FAC for any reason, against any sums owed to FAC by Network or any of its Affiliates.

         4. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

            4.1 FAC and Network each represents and warrants to the other that
                (a) it will comply with all of its representations, warranties, obligations, covenants, and responsibilities herein contained,
                (b) it has the power and authority to enter into this Agreement and to fully perform its obligations; and (c) the individual executing this Agreement on its behalf has the authority to do so.

            4.2 FAC represents, warrants, and covenants to Network that (a) it has not and will not during the Term enter into an agreement or arrangement which will limit the full performance of its obligations under this Agreement; (b) the FAC Programming will not contain any material, which is libelous, slanderous, defamatory, obscene, or indecent, nor will it contain any elements of illegal gaining activities; (c) all applicable fees for performance and synchronization rights to musical compositions contained in the FAC Programming have been paid and will continue to be paid to the applicable music performance societies during the term of this Agreement and Network shall have no responsibility or liability for any


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                services, elements, or products performed, synchronized or provided by any person, firm, or corporation or for the making of any payments to any person arising from die FAC Programming;
                (d) it will not, without prior written consent, use the name of Network or any of its Affiliates (or allow such name to be used) or make any statements with respect to Network or any of its Affiliates (or allow such statements to be made) in the FAC Programming or in any media or at any other time or place so as to state or imply (i) that Network is in any way responsible for the production of, or content of, any of the FAC Programming;
                (ii) that Network endorses, or is responsible for, any products, services or other benefits promoted or advertised in connection with the FAC Programming; or (iii) that FAC is employed by, the agent of, or in any way under the control or direction of Network; (e) nothing contained in or related to the FAC Programming, nor any exercise of the rights granted by FAC hereunder will (i) violate, infringe or conflict with any rights of any person or entity, including, without limitation, any copyright, literary, musical, dramatic, artistic, trademark. contract, privacy or publicity rights, or the rights to be free from unfair competition or defamation, or any other property or personal right; or (ii) result in any liability monetary or otherwise, to Network, any Affiliate of Network of the Agency of `Record; (f) it shall not knowingly or willfully engage in any activity or business transaction which is damaging to Network's image or goodwill., and it will not take, authorize, or permit to be taken, any action which would or could in any way impair any of the rights licensed to Network hereunder, and (g) it shall comply in all material respects with all applicable governmental statutes, laws, rules, regulations, ordinances, codes, directives, mid orders (whether federal, state, municipal, or otherwise) relating to the subject matter of this Agreement.

            4.3 Network represents, warrants, and covenants to FAC that: (a) it will not, without prior written consent, use the name of FAC or any of its Affiliates (or allow such name to be used) or make any statements with respect to FAC or any of its Affiliates (or allow such statements to be made) in any media or at any other time or place so as to state or imply that Network is employed by, the agent of, or in any way under the control or direction of FAC; (b) except as otherwise permitted in this Agreement, it shall not knowingly or willfully engage in any activity or business transaction which is damaging to FAC's image or goodwill,; and (c) it shall comply in all material respects with all applicable governmental statutes, laws, rules, regulations, ordinances, codes, directives, and orders- (whether federal.. state or local) relating to the subject matter of this Agreement.

            4.4 PAC shall indemnify, defend and hold Network, its Affiliates, the Agency of Record and their respective officers. directors, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines


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                and expenses (including without limitation, interest, penalties, reasonable attorneys fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing) ("Claims") by third parties, that arise out of or are incurred in connection with any of the following whether actual or alleged: (i) the breach of any of FAC's representations, warranties, or covenants contained herein; (ii) any purchase, contracts, debt and/or obligation made by FAC; (iii) the failure of PAC to comply with any provision of this Agreement; (iv) any claim brought by FAC's employees or agents for compensation and/or damages arising out of the expiration or termination of this Agreement; (v) FAC's violation of any Laws; (vi) any claim related in any way to the provision of FAC Programming or any programming by FAC, including claims of or against, product manufacturers, purchasers or distributors, or (vii) any claim related in any way to a drawing, sweepstakes, lottery or other game of chance sponsored, permitted or suffered by PAC or otherwise related to FAC Programming. no provisions of this Sect-ion 4.4 shall survive termination of this Agreement.

            4.5 Network shall indemnify, defend and hold FAC, the Agency of
                Record and their respective officers, directors, employees, agents and shareholders. and its and their respective assigns, heirs, successors and legal representatives harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments. claims, actions, penalties, fines and expenses (including without limitation, interest, penalties, reasonable attorney's fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing) ("Claims") by third parties, that arise out of or are incurred in connection with any of the following whether actual or alleged: (i) the breach of any of Network's representations, warranties or covenants contained herein; (ii) any purchase, contracts, debt and/or obligation made by Network; (iii) the failure of Network to comply with any provision of this Agreement; (iv) any claim brought by Network's employees or agents for compensation and/or damages arising out of the expiration or termination of this Agreement; or (v) Network's violation of any Laws. The provisions of this Section 4.5 shall survive termination of this Agreement

            4.6 Network shall not be liable for any failure of performance of any production or post-production facility, microwave, uplink, or downlink facility and/or any facility within the Network Distribution, -which is not solely within the control of Network. In addition, Network shall not be liable under any circumstances for: (i) libel, slander, infringement of copyright, invasion of privacy, disparagement or any other act or omission of FAC arising from or in connection with the inclusion or reception of the FAC Programming or any communication by FAC (which has the sole and absolute responsibility for the video production services and program material and content being produced for inclusion as FAC Programming);


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                or (ii) unlawful or unauthorized use of Network's facilities or services by FAC or any agent, partner, employee or distributor.

            4.7 IN NO EVENT SHALL NETWORK OR FAC OR ANY AFFILIATE OF NETWORK OR
                FAC BE LIABLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES. IN NO EVENT SHALL ANY PROJECTIONS OR FORECASTS BY EITHER PARTY BE BINDING AS COMMITMENTS OR PROMISES.

         5. TERMINATION

            5.1 FAC may terminate this Agreement for any reason, with or without cause, upon ninety (90) days' written notice to Network. Network may terminate this Agreement for any reason, with or without cause, upon one hundred and eighty (180) days' written notice to FAC.

            5.2 This Agreement may be terminated by either Party (the "Affected
                Party"), upon the occurrence of any of the following with respect to the other party (the "Other Party"): (i) the Other Party commits a payment default which is not cured within ten
                (10) days of receipt of written notice from the Affected Party; or (ii) the Other Party defaults on any obligation or breaches any representation, warranty or covenant in this Agreement (regardless of whether breach or default of such obligation, representation.. warranty or covenant is designated as giving rise to a termination right), and such default or breach, if curable, is not cured within thirty (30) days of receipt of written notice from the Affected Party specifying the nature of the default or breach. The Parties agree that all obligations, representations, warranties and covenants contained in this Agreement, whether or not specifically designated as such, are material to the agreement of the Parties to enter into and continue this Agreement.

            5.3 If this Agreement terminates for any reason, then both Parties shall: (a) immediately discontinue all use of the trademarks associated with the other Party or (b) deliver to the other Party, all tangible things of every kind in possession or control of such Party that bear any of the other Party's trademarks; and (c) FAC shall pay all sums due Network and/or Network shall refund any amount due FAC within twenty (20) days based upon the services rendered and sums paid to termination.

         6. INSURANCE. Throughout the Term, FAC, at its own expense, shall procure and maintain with a reputable insurance carrier, a standard broadcast liability insurance policy (including errors and omissions coverage typical for such policies and transactions of this type) with a limit of liability of not less than S3,000.,000.00. FAC shall name Network as on additional insured and provide evidence of such upon written request from Network- Further. FAC shall immediately notify Network of the cancellation or substantial modification of such policy and/or policies.

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         7. Notices. All notices and other communications hereunder shall be in writing and will be deemed received upon actually being received if personally delivered, when successful transmission has been confirmed if sent by facsimile, after the first business day if dispatched by overnight courier service., or at the end of die third business day after being deposited in the U.S. mails; provided that all notices and other communications shall be addressed to the; other Party substantially as follows:

If to Network:                      America's Voice, Inc.
                                    Attention: Mr. Bob Sutton, Chairman & CEO
                                    717 Second Street, N. E.
                                    Washington, D.C. 20002
                                    Facsimile: (202) 546-0182

If to FAC:                          Fifth Avenue Channel
                                    Attention: Mr. Mel Rosen, President
                                    3957 NE 163"` Street
                                    North Miami, FL 33160
                                    Facsimile; (305) 919-8154

                                    With a courtesy copy to:

                                    Fifth Avenue Channel
                                    Attention: Mr. Adam Taylor
                                    3957 NE 163rd Street
                                    North Miami, FL 33160
                                    Facsimile: (305) 919-8154

         Copies of any and all notices and communications hereunder shall be forwarded to. the Agency of Record as follows:

                                    Turner Group, Inc.
                                    Attention, Mrs. Staci Turner,
                                    Vice President & CFO
                                    2100 Downing Street
                                    Denver, CO  80205
                                    Facsimile. (303) 839-5303

         8. RELATIONSHIP OF PARTIES. Nothing herein shall be deemed to create, and the Parties do not intend to create any relationship of partners or joint venturers as between themselves or any "affiliate" relationship between Network and FAC.

         9. FORCE MAJEURE. Neither Party will be liable to the other Party under (be terms of this Agreement for any delay or failure to perform, when such delay or failure is due IX) any cause beyond the control of the Party for whose performance is so affected, including, without limitation, act of God or of the public enemy, acts of any local, county, state, federal or other government and it sovereign or contractual capacity, fire, floods, adverse weather conditions (including but not limited to solar flares or sun outages with respect to satellite transmission interference), sabotage, acts of terrorism, acts of third parties, strikes, freight


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embargoes, whole or partial satellite malfunctions, or uplink failure (each, a
"Force Majeure Event"). FAC shall not be liable for any Fees during any Force Majeure Event that prevents display of FAC programming to Subscribers during the Scheduled Time. Any Party who suffers a loss from any Force Majeure Event will use their best efforts to immediately cure the condition, which prevents their performance. If for reasons beyond its control any Party to this Agreement cannot satisfy its contractual obligations for even consecutive days or 15 days within each calendar quarter, the other Party may cancel the Agreement upon 15 days' written notice. For purposes of this Agreement, the Parties have agreed that a substantial reduction (e.g. 50% or more) to the number of Subscribers; able to receive Network Programming detailed in Exhibit A, shall in fact constitute a Force Majeure Event thereby subjecting this Agreement to cancellation by FAC upon 15 day's written notice to Network.

         10. JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of Washington, D.C., except that any conflict of law rule of that jurisdiction that may require reference to the laws of some other jurisdiction shall be disregarded. Exclusive jurisdiction for all disputes under, or relating to this Agreement shall be in the county, state or federal courts located within Washington D.C. The Parties consent to the in personam jurisdiction of said courts for the purposes of any such litigation. Should any litigation be commenced between the Parties to enforce or interpret this, Agreement, or the right and duties of either Party in relation thereto, the Party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees which shall be determined by the Court in such litigation or in a separate action brought for that purpose.

         11. MISCELLANEOUS

            11.1 Neither Party shall assign its interest in or obligations under this Agreement without the prior written consent of the other Party, such consent not to unreasonably withheld.

            11.2 Any waiver by either Party of any term of condition of this Agreement shall not be deemed or construed as a continuing waiver or a waiver of any subsequent breach.

            11.3 Any provision of this Agreement which logically would be expected to survive termination or expiration, shall survive for a time period reasonable under the circumstances, whether or not such survival is specifically provided for elsewhere in this Agreement.

            11.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but an of which together shall constitute one and the same instrument.

            11.5 The terms, conditions and exhibits of this Agreement, will be kept confidential by the Parties and will not be disclosed by either Party to any third party, except (a) as may be required by any court order, governmental agency or federal, state or local law, statute or regulation,


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                  (b) to a Party's accountants, auditors, agents, legal counsel and parent companies, and (c) in the normal mid ordinary course of business (e.g. to qualified prospective lenders and investors), provided that the disclosing Party shall use commercially reasonable efforts to ensure that the person(s) to whom such disclosures are made shall keep such terms and conditions confidential. The foregoing confidentiality obligations will survive termination or expiration of this Agreement for three (3) years.

            11.6 This Agreement may not be modified except by written instrument, executed by both Parties.

            11.7 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision thereof.

            11.8 The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

            11.9 The Parties acknowledge that Network has filed for protection under the provisions of Chapter 11 of the United States Bankruptcy Code and that this Agreement may or may not be subject to rules, jurisdiction and approval of the United States Bankruptcy Court or approval by a Bankruptcy Trustee.

            11.10 The obligations of the Parties hereto shall be subject to obtaining and maintaining all necessary regulatory and other governmental approvals and authorizations, including any required by the U.S. Federal Communications Commission.

            11.11 Network has agreed that should, at any time throughout the
                  Term, Network finds itself unable to perform under any separate agreement relating to participants of the Network Distribution, Network will provide as much advance notice as is practicable under the circumstances to FAC and further grant FAC the option to full-fill Network's obligations under such agreements with terms and conditions relative thereto to be negotiated under separate agreement.

            11.12 This Agreement sets forth the entire understanding of the
                  Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between them.

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

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.

AMERICA'S VOICE, INC.                     FIFTH AVENUE CHANNEL

By:                                       By:
   -------------------------------           -----------------------------------
Its:                                      Its:

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